EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the PolyOne Retirement Savings Plan and the DH Compounding Company Savings and Retirement Plan and Trust of our report dated February 19, 2007 with respect to the financial statements of the SunBelt Chlor Alkali Partnership included in the Annual Report (Form 10-K) of PolyOne Corporation for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Cleveland, Ohio
February 26, 2007